Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ABN AMRO HOLDING N.V.
(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. employer identification no.)

Gustav Mahlerlaan 10
1082 PP Amsterdam
                      The Netherlands
(Address of principal executive offices)

ABN AMRO Key
Employee Equity Programme
with Co-Investment Plan
and
       ABN AMRO Incorporated US Retention Plan
(Full title of the plans)

M.W.H. Collot D'Escury, Esq. ABN AMRO Bank N.V. Senior Vice President and Senior Legal Advisor Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands (0113120) 629-2307	Mark A. Egert, Esq. ABN AMRO Inc. Chief Legal Officer 55 East 52nd Street New York, NY 10055 (212) 409-1000

(Name, address and telephone number, including area code, of agents for service)

Copy to: Martin H. Neidell, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4928
(212) 806-5836

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (3)	Amount of registration fee

Units (1)	$123,673,172	100%	$123,673,172	$11,378
Retention Plan Payments (2)	$ 51,000,000	100%	$ 51,000,000	$ 4,692

(1)	Units may be issued pursuant to the ABN AMRO Key Employee Equity Programme. Also includes ordinary shares in which the Units are notionally invested. Units have been expressed in terms of dollars.
(2)	The retention plan payments are obligations to pay amounts in accordance with the Retention Plan.
(3)	Estimated solely for purposes of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:	The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. See Rule 428(a)(1) under the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

           The following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

           (a)      The Annual Report on Form 20-F of Registrant and ABN AMRO Bank N.V. (File No. 1-14624 and File No. 333-49198, respectively) for the fiscal year ended December 31, 2000, filed with the Commission on May 9, 2001.

           (b)      The Form 6-K of Registrant, filed with the Commission on February 16, 2001.

           (c)      The Form 6-K of Registrant, filed with the Commission on February 23, 2001.

           (d)      The Form 6-K of Registrant, filed with the Commission on May 16, 2001.

           (e)      The Form 11-K of Registrant, filed with the Commission on June 29, 2001.

           (f)      The Form 11-K of Registrant, filed with the Commission on June 29, 2001.

           (g)      The Form 6-K of Registrant, filed with the Commission on August 17, 2001.

           (h)      The Form 6-K of Registrant, filed with the Commission on September 28, 2001.

           (i)      The Form 6-K of Registrant, filed with the Commission on December 5, 2001.

           (j)      The Form 6-K of Registrant, filed with the Commission on February 22, 2002.

           (k)      The description of Registrant's Ordinary Shares contained in its Registration Statement on Form 8-A, Registration No. 1-14624, filed with the Commission on May 7, 1997.

           All documents filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

           (a)      KEEP. Under the ABN AMRO Key Employee Equity Programme with Co-investment Plan (the "KEEP"), at the discretion of the WCS Executive Committee ("Committee") eligible employees are awarded units which are credited to a notional account in their names under the KEEP in conjunction with a mandatory deferral of a percentage of their annual bonuses. Fifty percent (50%) of the amount deferred is notionally invested in ordinary shares of the common stock of ABN AMRO Holding N. V ("Shares"). The participant directs the notional investment of the remaining fifty percent (50%) of the amount deferred between (i) additional Shares, (ii) selected mutual funds designated by the Committee for this purpose and/or (iii) in accordance with the terms of a co-investment plan (the "Co-Investment Plan") consisting of private equity funds designated by the Committee for this purpose. A participant is awarded one additional Share for each four Shares that are notionally purchased and credited to his notional account. Amounts credited to the Co-Investment Plan are notionally invested on a leveraged three-for-one basis. Units vest in accordance with a schedule in the KEEP. Payment with respect to any unit notionally credited to a participant's account is made upon or after vesting, except that units invested in the Co-Investment Plan are paid upon vesting or at such later dates as are determined in accordance with the terms of the Co-Investment Plan.

           The Committee reserves the right to amend or terminate the KEEP at any time, except that no amendment or termination shall adversely affect the vested rights of the participant to receive benefits under the KEEP in accordance with its terms prior to amendment or termination.

           (b)      ABN AMRO Incorporated US Retention Plan. In connection with the Registrant's acquisition of the U.S. investment banking operations of ING, the ABN AMRO Incorporated US Retention Plan was established for the benefit of certain executives who have become employed by ABN AMRO Incorporated ("AAI"). Under the Retention Plan, participants are awarded units which are credited to a notional account in their names under the Retention Plan. The participant directs the notional investment of his account among selected mutual funds designated by the Registrant for this purpose. Participants vest in their notional account on the second anniversary of the date of the award of the participant's units. Vested accounts are payable as soon as practicable.

           (c)      Provisions Applicable to KEEP and Retention Plan. The obligations under the KEEP and the Retention Plan are unsecured general obligations of each participant's employer to pay the unit values in accordance with the terms of the KEEP, and will rank pari passu with other unsecured and unsubordinated indebtedness of each such company from time to time outstanding.

           The units awarded under the KEEP and Retention Plan are not convertible into another security of the Registrant or AAI. The obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers or amendments pertaining to the obligations, enforcing covenants and taking action upon default.

Item 5. Interests of Named Experts and Counsel.

           Not applicable.

Item 6. Indemnification of Directors and Officers.

           The Articles of Association of Registrant contain no provisions under which any member of the Supervisory Board or the Managing Board or any officer is indemnified in any manner against any liability which he or she may incur in the capacity as such. However, Article 37 of the Articles of Association of Registrant provides that the annual accounts shall be approved by the shareholders meeting. The unconditional approval of the annual accounts shall discharge the Managing Board from any liability to Registrant and its shareholders with respect to the conduct of its management activities during the financial year concerned, and the Supervisory Board for its supervision thereof, insofar as such management and supervising is reflected in the annual accounts. Under Dutch law, this discharge is not absolute and would not be effective as to any matters not disclosed to Registrant's shareholders.

           Certain officers and members of the Supervisory Board and the Managing Board of Registrant are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.

Item 7. Exemption from Registration Claimed.

           Not applicable.

Item 8. Exhibits.

Exhibit Number

5(a) 5(b)	- -	Opinion of Nauta Dutilh. Opinion of Stroock & Stroock & Lavan LLP.

23(a)	-	Consent of Nauta Dutilh. Included in Exhibit 5(a) to this Registration Statement.

23(b)	-	Consent of Stroock & Stroock & Lavan LLP. Included in Exhibit 5(b) to this Registration Statement.

23(c)	-	Consent of Ernst & Young.

Item 9. Undertakings.

           The undersigned Registrant hereby undertakes:

           (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

           (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4)      If the Registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands, on the 7th of March, 2002.

ABN AMRO HOLDING N.V. (Registrant) By: /s/ W. G. Jiskoot Name: W.G. Jiskoot Title: Member of the Managing Board By: /s/ S.A. Lires Rial Name: S.A. Lires Rial Title: Member of the Managing Board

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R.W.J. Groenink R.W.J. Groenink	Chairman of the Managing Board (Principal Executive Officer)	March 7, 2002

/s/ T. de Swaan T. de Swaan	Member of the Managing Board (Principal Financial Officer)	March 7, 2002

/s/ G.L. Zeilmaker G.L. Zeilmaker	(Principal Accounting Officer)	March 7, 2002

/s/ A.A. Loudon A.A. Loudon	Chairman of the Supervisory Board	March 7, 2002

/s/ H.B. van Liemt H.B. van Liemt	Vice Chairman of the Supervisory Board	March 7, 2002

/s/ W. Overmars W. Overmars	Member of the Supervisory Board	March 7, 2002

/s/ W. Dik W. Dik	Member of the Supervisory Board	March 7, 2002

/s/ S. Keehn S. Keehn	Member of the Supervisory Board	March 7, 2002

/s/ C.H. van der Hoeven C.H. van der Hoeven	Member of the Supervisory Board	March 7, 2002

M.C. van Veen	Member of the Supervisory Board	March __, 2002

/s/ A. Burgmans A. Burgmans	Member of the Supervisory Board	March 7, 2002

/s/ Mrs. L.S. Groenman Mrs. L.S. Groenman	Member of the Supervisory Board	March 7, 2002

/s/ D.R. J. de Rothschild D.R.J. de Rothschild	Member of the Supervisory Board	March 7, 2002

/s/ T.A. Maas-de Brouwer Mrs. T.A. Maas-de Brouwer	Member of the Supervisory Board	March 7, 2002

/s/ P.J. Kalff P.J. Kalff	Member of the Supervisory Board	March 7, 2002

/s/ R.W.J. Groenink R.W. J. Groenink	Chairman of the Managing Board	March 7, 2002

/s/ W.G. Jiskoot W.G. Jiskoot	Member of the Managing Board	March 7, 2002

/s/ T. de Swaan T. de Swaan	Member of the Managing Board	March 7, 2002

/s/ J.Ch.L. Kuiper J.Ch.L. Kuiper	Member of the Managing Board	March 7, 2002

/s/ C.H.A. Collee C.H.A. Collee	Member of the Managing Board	March 7, 2002

/s/ S.A. Lires Rial S.A. Lires Rial	Member of the Managing Board	March 7, 2002

/s/ H.Y. Scott Barrett H.Y. Scott-Barrett	Member of the Managing Board	March 7, 2002

           Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ABN AMRO Holding N.V., has signed this Form S-8 in New York, New York on March 7, 2002.

By: /s/ Mark Egert Name: Mark Egert Title: Authorized Representative

EXHIBIT INDEX

Exhibit Number	Description	Page Number

5(a) - 5(b) -	Opinion of Nauta Dutilh. Opinion of Stroock & Stroock & Lavan LLP.

23(a) -	Consent of Nauta Dutilh. Included in Exhibit 5(a) to this Registration Statement.

23(b) -	Consent of Stroock & Stroock & Lavan LLP. Included in Exhibit 5(b) to this Registration Statement.

23(c) -	Consent of Ernst & Young.